                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) - DECEMBER 20, 2002

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                     1-31299                06-0865171
      ------------------            ---------------           ------------
 (State or other jurisdiction      (Commission File           (IRS Employer
       of incorporation)                 Number)            Identification No.)

                901 YAMATO ROAD, SUITE 110, BOCA RATON, FL 33431
                ------------------------------------------------
                    (Address of principal executive offices)

        Registrant's telephone number, including area code: 561-322-1301

This amendment to the Current Report on 8-K originally dated December 20, 2002, is being filed in order to provide the required financial information for the Company.

ITEM 7.  FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

(a)   Financial Statements of Businesses Acquired

The following historical financial statements of Travel Nurse International are filed herewith:

Report of Independent Certified Public Accountants
Balance Sheets, March 31, 2002 and September 30, 2002 (Unaudited)
Statements of Income
Statements of Changes in Stockholders' Equity (Deficit)
Statements of Cash Flows
Notes to Financial Statements

(b)   Pro Forma Financial Information

The following unaudited pro forma consolidated financial statements of Medical Staffing Network Holdings, Inc. are filed herewith:

Unaudited Pro Forma Condensed Consolidated Financial Information
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 30, 2001
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 29, 2002
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
September 29, 2002
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(c)   Exhibits

              23.1  Consent of Ernst & Young LLP

                           Travel Nurse International

                              Financial Statements

                        For the year ended March 31, 2002

                                    CONTENTS

Report of Independent Certified Public Accountants............................1

Financial Statements

Balance Sheets................................................................2
Statements of Income..........................................................3
Statements of Changes in Stockholder's Equity (Deficit).......................4
Statements of Cash Flows......................................................5
Notes to Financial Statements.................................................6

               Report of Independent Certified Public Accountants

Stockholder
Travel Nurse International

We have audited the accompanying balance sheet of Travel Nurse International as of March 31, 2002, and the related statements of income, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Travel Nurse International at March 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Ernst & Young LLP

Miami, Florida

October 14, 2002, except for Note 11, as to which the date is December 20, 2002 and the penultimate paragraph of Note 7, as to which the date is November 8, 2002

                           Travel Nurse International

                                 Balance Sheets

                                                                                  MARCH 31,        SEPTEMBER 30,
                                                                                     2002               2002
                                                                               ----------------   ---------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
   Cash......................................................................... $       8,668     $       41,800
   Accounts receivable, net of allowance for doubtful accounts of $254,000 and $121,000 at March 31, 2002 and September 30, 2002,
     respectively...............................................................     4,160,268          3,679,319
   Unbilled receivables.........................................................       826,000            528,000
   Prepaid expenses.............................................................        65,765            284,146
   Other current assets.........................................................        40,524            157,637
                                                                                 -------------     --------------

Total current assets............................................................     5,101,225          4,690,902

Furniture and equipment, net....................................................        97,343            121,617
Due from stockholder............................................................       235,630            237,655
Due from affiliate..............................................................     4,086,375          5,040,543
Other assets....................................................................        45,192             56,203
                                                                                 -------------     --------------
Total assets.................................................................... $   9,565,765     $   10,146,920
                                                                                 =============     ==============

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.............................................................    $1,046,018      $     478,781
   Short term borrowing.........................................................     2,781,554          2,758,074
   Accrued liabilities..........................................................     1,737,630          1,849,901
   Accrued payroll taxes........................................................     3,479,084          5,013,973
   Deferred income tax liability................................................       446,000            182,300
   Other........................................................................        44,000            254,154
                                                                                 -------------     --------------
Total current liabilities.......................................................     9,534,286         10,537,183

Commitments and contingencies (Note 7)
Stockholder's equity (deficit):
   Common stock; no par value; 1,000,000 shares authorized; 800,000 and 700,000 shares issued and outstanding at March 31, 2002 and September
     30, 2002, respectively.....................................................        82,000             81,000
   Stock subscription receivable................................................        (1,000)                 -
   Treasury stock, at cost......................................................       (75,000)           (75,000)
   Retained earnings (deficit)..................................................        25,479           (396,263)
                                                                                 -------------     --------------
Total stockholder's equity (deficit)............................................        31,479           (390,263)
                                                                                 -------------     --------------
Total liabilities and stockholder's equity (deficit)............................ $   9,565,765     $   10,146,920
                                                                                 =============     ==============

SEE ACCOMPANYING NOTES.

                           Travel Nurse International

                              Statements of Income

                                                                                         SIX MONTHS ENDED
                                                                YEAR ENDED                  SEPTEMBER 30,
                                                                MARCH 31,        -------------------------------
                                                                   2002                2002             2001
                                                               ------------      --------------     ------------
                                                                                            (UNAUDITED)
Revenues:
   Service revenues........................................... $ 25,334,903      $   17,331,840     $ 13,721,879
   Management fee revenues....................................    6,790,500             543,000        1,897,200
                                                               ------------      --------------     ------------

                                                                 32,125,403          17,874,840       15,619,079

Costs of services rendered....................................   21,043,340          14,195,398       10,438,929
                                                               ------------        ------------     ------------

Gross profit..................................................   11,082,063           3,679,442        5,180,150
                                                               ------------       -------------     ------------

Operating expenses:
   General and administrative.................................    8,245,460           3,694,085        4,250,938
   Provision for doubtful accounts............................      200,000              40,000          100,000
   Depreciation...............................................       39,943              24,000           19,000
                                                               ------------      --------------     ------------

                                                                  8,485,403           3,758,085        4,369,938
                                                               ------------      --------------     ------------

Income (loss) from operations.................................    2,596,660             (78,643)         810,212

Other income (expense):
   Interest income............................................        8,118                   -                -
   Interest expense...........................................     (927,090)           (606,799)        (456,342)
                                                               ------------      --------------     ------------

                                                                   (918,972)           (606,799)        (456,342)
                                                               ------------      --------------     ------------

Income (loss) before provision for (benefit from) income
   taxes......................................................    1,677,688            (685,442)         353,870
Provision for (benefit from) income taxes.....................      456,000            (263,700)               -
                                                               ------------      --------------     ------------

Net income (loss)............................................. $  1,221,688      $     (421,742)    $    353,870
                                                               ============      ==============     ============

SEE ACCOMPANYING NOTES.

                           Travel Nurse International

             Statements of Changes in Stockholder's Equity (Deficit)

                      For the year ended March 31, 2002 and
                     the six months ended September 30, 2002

                                                                                                                TOTAL
                                                                    STOCK                     RETAINED       STOCKHOLDER'S
                                          COMMON       COMMON    SUBSCRIPTION    TREASURY     EARNINGS          EQUITY
                                          SHARES       STOCK      RECEIVABLE       STOCK      (DEFICIT)        (DEFICIT)
                                         --------     --------  -------------    ---------  ------------     -------------
Balance, March 31, 2001                   800,000     $ 81,000     $  (1,000)    $      -   $ (1,196,209)    $  (1,116,209)
   Net income............................       -            -             -            -      1,221,688         1,221,688
   Exercise of stock options............. 100,000        1,000             -            -              -             1,000
   Purchase of treasury stock............(100,000)           -             -      (75,000)             -           (75,000)
                                         --------     ---------    ---------    ---------   ------------    --------------
Balance, March 31, 2002                   800,000       82,000        (1,000)     (75,000)        25,479            31,479
   Net loss (UNAUDITED)..................       -            -             -            -       (421,742)         (421,742)
   Stock subscription cancellation
     (UNAUDITED).........................(100,000)      (1,000)        1,000            -              -                 -
                                         --------     ---------    ---------    ---------   ------------    --------------
                                                                                        -              -                 -
Balance, September 30, 2002
   (UNAUDITED)........................... 700,000     $ 81,000     $       -     $(75,000)  $   (396,263)    $    (390,263)
                                         ========     ========     =========     ========   ============     =============

SEE ACCOMPANYING NOTES.

                           Travel Nurse International

                            Statements of Cash Flows

                                                                                         SIX MONTHS ENDED
                                                                YEAR ENDED                  SEPTEMBER 30,
                                                                 MARCH 31,        ------------------------------
                                                                   2002                2002             2001
                                                               ------------       -------------    -------------
                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............................................. $  1,221,688       $    (421,742)   $     353,870
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Provision for doubtful accounts..........................      200,000              40,000          100,000
     Depreciation.............................................       39,943              24,000           19,000
     Deferred income taxes....................................      446,000            (263,700)               -
     Changes in operating assets and liabilities:
       Accounts receivable....................................      259,047             440,949          100,045
       Unbilled receivables...................................     (228,000)            298,000                -
       Prepaid expenses.......................................      (65,765)           (218,381)        (192,137)
       Other current assets...................................       21,475            (117,113)          (2,646)
       Due from stockholder...................................      (87,777)             (2,025)         (17,996)
       Due from affiliate.....................................   (4,184,908)           (954,168)        (489,759)
       Other assets...........................................      (36,472)            (11,011)         (43,445)
       Accounts payable.......................................      836,726            (567,237)         429,688
       Accrued liabilities....................................      534,981             112,271         (678,199)
       Accrued payroll taxes..................................    1,787,383           1,534,889          836,073
       Other liabilities......................................            -             210,154          199,292
                                                               ------------       -------------    -------------

Net cash provided by operating activities.....................      744,321             104,886          613,786

INVESTING ACTIVITIES
Purchases of furniture and equipment..........................      (54,802)            (48,274)         (26,793)
Payment from related party....................................       44,000                   -                -
                                                               ------------       -------------    -------------

Net cash used in investing activities.........................      (10,802)            (48,274)         (26,793)

FINANCING ACTIVITIES
Net proceeds from short term borrowing........................   24,829,890          18,065,542       13,923,079
Repayments of short term borrowing............................  (25,480,741)        (18,089,022)     (14,416,833)
Proceeds from issuance of common stock........................        1,000                   -                -
Purchase of treasury stock....................................      (75,000)                  -          (75,000)
                                                               ------------       -------------    -------------

Net cash used in financing activities.........................     (724,851)            (23,480)        (568,754)
                                                               ------------       -------------    -------------

Net increase in cash..........................................        8,668              33,132           18,239
Cash at beginning of the period...............................            -               8,668                -
                                                               ------------       -------------    -------------

Cash at end of the period...................................   $      8,668       $      41,800    $      18,239
                                                               ============       =============    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest........................................ $    913,964       $     591,699    $     456,342
                                                               ============       =============    =============

SEE ACCOMPANYING NOTES.

                           Travel Nurse International
                          Notes to Financial Statements
                                 March 31, 2002

1. ORGANIZATION

Travel Nurse International (the Company), formerly known as Travel Nurse Data Bank, Inc., is a California corporation organized on April 28, 1999 for the purpose of providing qualified temporary supplemental travel nurse staffing, with contract assignments generally ranging from four to thirteen weeks, to healthcare facilities, primarily located in the West and Northwestern United States.

On July 11, 2002, the Company amended its Articles of Incorporation and changed its name from Travel Nurse Data Bank, Inc. to Travel Nurse International.

The accompanying interim financial statements (including notes to the financial statements) of the Company at September 30, 2002 and for the six months ended September 30, 2002 and 2001, are unaudited. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 2002, and the results of its operations and its cash flows for the six months ended September 30, 2002 and 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Statement of Financial Accounting Standard
(SFAS) No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of accounts receivable. The Company's customers are healthcare providers and accounts receivable represent amounts due from these providers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral. Two customers represent 21% and 16%, and 18% and 20% (unaudited) of the Company's total gross receivable balance at March 31, 2002 and September 30, 2002, respectively.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

REVENUE RECOGNITION

Revenue from services consists mainly of temporary staffing revenues. Revenues are recognized when services are rendered. Accordingly, accounts receivable includes an accrual for employees' time worked as of March 31, 2002 and September 30, 2002, but not yet invoiced. At March 31, 2002 and September 30, 2002, the amount accrued is approximately $826,000 and $528,000 (unaudited), respectively.

Approximately 33%, 15% (unaudited), and 42% (unaudited) of service revenues were earned from one customer for the year ended March 31, 2002 and for the six months ended September 30, 2002 and 2001, respectively. In addition, for the six months ended September 30, 2002, approximately 22% (unaudited) of service revenues were earned from another client (less than 10% for the year ended March 31, 2002 and the six months ended September 30, 2001).

The Company records reimbursements received for out-of-pocket expenses, such as travel and housing for contract employees, as revenue in the statement of income.

The Company earns management fee revenue by providing consulting services, access to the Company's proprietary nurse database, assistance in recruiting temporary supplemental personnel and assistance in locating travel and housing for nurses, to Healthcare Consulting and Staffing Services, Inc., a nurse staffing business solely owned by a relative of the Company's sole stockholder. Pursuant to a management agreement between the Company and Healthcare Consulting and Staffing Services, Inc., management fee revenue is recognized as services are rendered. See Note 9.

ADVERTISING COSTS

The Company expenses all advertising costs as incurred. Advertising expense was approximately $51,000, $57,000 (unaudited) and $22,000 (unaudited) for the year ended March 31, 2002 and for the six months ended September 30, 2002 and 2001, respectively.

LONG-LIVED ASSETS

The carrying value of long-lived assets is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined using the undiscounted cash flows method, the Company's carrying value of the long-lived assets will be reduced by the amount by which carrying value exceeds fair value.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME

SFAS No. 130, COMPREHENSIVE INCOME, requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. There are no components of comprehensive income other than the Company's net income for the year ended March 31, 2002, and for the six months ended September 30, 2002 and 2001.

USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL STATEMENTS, requires disclosure of the fair value of certain financial instruments. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of its short term borrowing approximates its carrying amount based on its rate of interest.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under the new rules, goodwill and other intangibles determined to have an indefinite life are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. The Company believes the adoption of these statements will not have a material effect on its results of operations or financial position.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

In June 2001, the FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, including legal obligations. The Company is required to adopt SFAS No. 143 on April 1, 2002. The Company believes adoption of SFAS No. 143 will not have a material effect on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of income under the new rules. The Company believes the adoption of SFAS No. 144 will not have a material effect on its financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS No. 145). SFAS No. 145 will rescind SFAS No. 4 which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of SFAS No. 145, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. The provisions of SFAS No. 145 shall be applied effective fiscal years beginning after May 15, 2002, with early application encouraged. The adoption of this new accounting standard is not expected to have a material impact on the Company's consolidated financial position or results of operation.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when a commitment to an exit plan is made. It is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this new accounting standard is not expected to have a material impact on the Company's consolidated financial position or results of operation.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

3. FURNITURE AND EQUIPMENT

Furniture and equipment consist of the following:

                                                                           MARCH 31,        SEPTEMBER 30,
                                                                             2002              2002
                                                                         -------------     --------------
                                                                                           (UNAUDITED)

         Computer equipment and software...............................    $  62,942         $  77,888
         Furniture.....................................................       33,757            61,255
         Office equipment..............................................       27,927            33,757
         Vehicle.......................................................       22,018            22,018
                                                                           ---------         ---------

                                                                             146,644           194,918
         Less accumulated depreciation.................................      (49,301)          (73,301)
                                                                           ---------         ---------

                                                                           $  97,343         $ 121,617
                                                                           =========         =========

4. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                                           MARCH 31,      SEPTEMBER 30,
                                                                              2002             2002
                                                                         --------------  ----------------
                                                                                           (UNAUDITED)
         Accrued salaries..............................................   $ 1,029,133       $   965,538
         Deferred compensation of stockholder..........................       341,444           428,544
         Reserve for healthcare benefit claims.........................        97,644            97,644
         Accrued vacation..............................................        79,000            79,000
         Accrued professional fees.....................................        70,000                 -
         Other.........................................................       120,409           279,175
                                                                          -----------       -----------
                                                                          $ 1,737,630       $ 1,849,901
                                                                          ===========       ===========

5. SHORT TERM BORROWING

On October 11, 2000, the Company entered into the Accounts Receivable Financing Agreement (the Agreement) with Flexible Funding, a third party lender, whereby Flexible Funding agreed to (1) establish and maintain an open end credit program, using as collateral the assignment by the Company to Flexible Funding of all of the accounts receivable resulting from placement of any temporary employees with a third-party business, and (2) administer the accounts created thereby. All payments made by the Company's customers are remitted directly to Flexible Funding's cash account and are applied against the

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

Company's outstanding loan balance. The Agreement has no maturity date; however, it had provisions for rights of either party to terminate the Agreement.

The total amount of funds available to the Company under the Agreement is equal to 80% of eligible accounts receivables, as defined, or $700,000, unless prior written authorization is obtained from Flexible Funding. Funding under the Agreement is based on rates charged by Flexible Funding on each new accounts receivable invoice for which funds are loaned. The rates used to calculate the funding fee withheld from the funds loaned are 1% for borrowings up to 33% of the available loan amount, 2% for borrowings up to 66% of the available loan amount and 2.5% for borrowings over 66% of the available loan amount. Fees charged by Flexible Funding are added to the outstanding loan balance at that time. In addition to the funding fee, Flexible Funding charges interest at the prime rate (4.75% at both March 31, 2002 and September 30, 2002) on the average daily balance. Outstanding balances due Flexible Funding are all short tem in nature.

The Company's sole stockholder personally guarantees payment of borrowings under the Agreement.

At both March 31, 2002 and September 30, 2002, the Company had outstanding borrowings of approximately $2,800,000, which were in excess of the maximum amount of funds available to the Company as of those dates, and, therefore, was not in compliance with the maximum indebtedness covenant proscribed in the Agreement.

On October 10, 2002, the Company entered into an addendum to the Agreement, which increased the total amount of funds available to the Company at any one time to a maximum of 90% of the eligible receivables, as defined, or $4,000,000.

6. EMPLOYEE BENEFIT PLAN

The Company maintains a voluntary defined contribution 401(k) profit-sharing plan covering all eligible employees as defined in the plan document. Plan participants may elect to contribute up to a maximum of 15% of their compensation, up to the maximum allowed by the Internal Revenue Service. The plan provides for employer matching of 25% of the employee's before-tax contributions that do not exceed 3% of eligible wages (i.e. the Company matches a maximum of 0.75% of the employee's eligible wages). Employees vest immediately in both employee and employer contributions to the plan. The Company's contributions to the plan for the year ended March 31, 2002 were approximately $4,700.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company subleases office space under a non-cancelable operating lease that expires November 29, 2004. Future minimum rental payments associated with this agreement as of March 31, 2002 are as follows:

         Years ending March 31:
            2003.........................................................................     $ 282,157
            2004.........................................................................       293,350
            2005.........................................................................       201,474
                                                                                            -----------
                                                                                              $ 776,981
                                                                                            ===========

The Company incurred rent expense under its operating lease of approximately $325,000 for the year ended March 31, 2002.

The Company has certain office equipment under a non-cancelable operating lease. Future minimum payments under the non-cancelable operating lease as of March 31, 2002 are approximately $22,000 for each of the years ended March 31, 2003 and 2004. The Company incurred approximately $49,000 of equipment lease expense for the year ended March 31, 2002.

On April 16, 2002, the Company amended its sublease for office space in San Francisco, California, for additional space. Future minimum rental payments associated with the additional space under the sublease are $58,177, $90,756 and $74,467 for the years ended March 31, 2003, 2004 and 2005, respectively. The lease expires November 29, 2004.

PAYROLL TAX LIABILITIES

As of January 1, 2000, in accordance with Circular E of the Employer's Tax Guide, the Company was required to make semi-weekly deposits of its Federal payroll taxes. The Company, however, continued to make payroll tax deposits on a monthly basis during the ensuring quarter, resulting in the assessment of penalties and interest by the Internal Revenue Service (the IRS). In addition, the Company in several instances was deficient and delinquent in payment of its Federal and applicable State payroll taxes. Notwithstanding notices from the IRS regarding the Company's deficient and delinquent payroll tax payments, the IRS and State taxing authorities have not assessed interest or penalties on the Company's payroll tax liabilities to the extent accrued by the Company as of March 31, 2002. At March 31, 2002, the Company accrued Federal and State payroll tax liabilities totaling $3,479,084, of which approximately $255,000 and $595,000 represent associated estimated assessments of interest and penalties to the taxing authorities, respectively. It is the Company's position that the amount accrued at March 31, 2002 represents the best estimate of interest and penalties expected to be assessed by taxing authorities, based

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

on rates and amounts in effect for the applicable periods and promulgated by the respective taxing authorities, by designating payroll tax deposit payments against related tax liabilities in the most advantageous way permitted (e.g., permitted deposits apply to earliest tax liabilities). The Company expects to settle the Federal and State payroll tax liabilities by March 31, 2003.

The IRS may reject the Company's method used to calculate its payroll tax liability and the amount of assessed interest and penalty related to periods as of March 31, 2002 could be greater.

As a result of ongoing discussions with the IRS, the Company has not filed its June 30, 2002 quarterly payroll tax return.

LITIGATION

In 1999, the Company's sole stockholder became a competitor of his former employer, U.S. Nursing Corporation (USN). USN alleges that its proprietary toll free number had been misappropriated. In settlement discussions, as confirmed on November 8, 2002 during a Mandatory Settlement Conference, USN demanded $2.5 million in damages including punitive damages of up to $1.5 million from the Company. Management intends to vigorously defend this matter and it is the Company's position that the outcome of this matter will not have a significant effect on the Company's financial position or results of operations.

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's financial position or results of operations.

8. EQUITY

Pursuant to a March 2000 employment agreement with the former President of the Company, effective in March 2000, the Company granted an option to purchase 10% of its common stock (100,000 shares) at an exercise price of $.01 per share. The option was fully vested on the grant date. The Company estimated a fair value of the stock option at the grant date of approximately $73,000 by using a fair value option-pricing model with the following assumptions used for the grant: no dividend yield, an expected life of 1 year, no expected volatility and a risk-free interest rate of 6.5% The fair value of the stock option is reflected in common stock and accumulated deficit as of March 31, 2001 in the accompanying statement of changes in stockholder's equity. Upon employment termination, the former President of the Company exercised the stock option to purchase 100,000 shares of the Company's common stock for $1,000.

During the year ended March 31, 2002, the Company repurchased the 100,000 shares of its common stock issued to the former President for an aggregate purchase price of $75,000. The shares are reflected as treasury stock.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

In May 2002, the Company canceled 100,000 shares of its common stock that were subscribed by a relative of the sole stockholder of the Company. These shares were to be issued to the relative of the sole stockholder for services rendered; however, no services were rendered and no other consideration was paid to the Company and the parties agreed to cancel the subscription.

9. RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH HEALTHCARE CONSULTING AND STAFFING SERVICES, INC.

In November 1999, the Company entered into a Management Fee and Supplemental Staffing Agreement (Management Agreement) with Healthcare Consulting and Staffing Services, Inc. (HCSS), a company solely owned by a relative of the Company's sole stockholder. Pursuant to the Management Agreement, the Company provides to HCSS consulting services, access to the Company's proprietary nurse database, assistance in recruiting temporary supplemental personnel and assistance in locating travel and housing for nurses in exchange for management fees. The Company earned a monthly fixed fee of $130,000 and a variable fee equal to 30% of HCSS' strike revenue for the year ended March 31, 2002. For the year ended March 31, 2002 and the six months ended September 30, 2002 and 2001, the Company recognized $6,790,500, $543,000 (unaudited) and $1,897,200 (unaudited), respectively, of management fee revenues. On June 30, 2002, the Management Agreement was terminated.

In addition, the Company provides financial and operational support to HCSS including operational funding and payroll processing and payment. During the year ended March 31, 2002 and the six months ended September 30, 2002 and 2001, the Company paid approximately $1,995,000, $286,000 (unaudited) and $329,000 (unaudited), respectively, of expenses on behalf of HCSS and advanced cash of approximately $2,848,000, $978,000 (unaudited) and $186,000 (unaudited), respectively, to HCSS. At March 31, 2002 and September 30, 2002, the Company had a net due from HCSS of $4,086,375 and $5,040,543 (unaudited), respectively. This amount due to the Company was converted into a Promissory Note and Loan Agreement. See Note 11.

OTHER RELATED PARTY TRANSACTIONS

At March 31, 2002 and September 30, 2002, the Company has $235,630 and $237,655 (unaudited), respectively, due from its sole stockholder. This amount represents advances to the sole stockholder in lieu of compensation, which has been deferred. The Company expects to be repaid in full.

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

The Company's sole stockholder is also its Chief Executive Officer. In 1999, the sole stockholder and Chief Executive Officer agreed to defer compensation for each fiscal year through March 31, 2003. Interest accrues on the unpaid earned compensation at 8%, compounded annually. At March 31, 2002 and September 30, 2002, the Company had deferred compensation of $341,444 and $428,544 (unaudited), respectively, including accrued interest of $42,444 and $57,544 (unaudited), respectively, which is reflected in accrued liabilities in the accompanying balance sheet.

The Company purchases certain computer equipment from a business owned by an employee of the Company. During the year ended March 31, 2002 and the six months ended September 30, 2002 and 2001, the Company purchased $21,847, $31,873 (unaudited) and $8,723 (unaudited), respectively, of computer equipment and related supplies from this business.

10. INCOME TAXES

At March 31, 2002 and September 30, 2002 the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts measured by tax laws.

The provision for (benefit from) income taxes is as follows:

                                                        YEAR ENDED              SIX MONTHS ENDED SEPTEMBER 30,
                                                    -----------------------------------------------------------
                                                     MARCH 31, 2002                2002                     2001
                                                    -----------------------------------------------------------
                                                                                           (UNAUDITED)
         Current
           Federal................................      $           -           $        -                  $ -
           State..................................             10,000                    -                    -

         Deferred
           Federal................................            395,000             (233,375)                   -
           State..................................             51,000              (30,325)                   -
                                                    -----------------------------------------------------------
                                                        $     456,000           $ (263,700)                 $ -
                                                    ===========================================================

                           Travel Nurse International
                   Notes to Financial Statements - (continued)

At March 31, 2002 and September 30, 2002, the significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                 MARCH 31,          SEPTEMBER 30,
                                                                                    2002                2002
                                                                               --------------------------------
                                                                                                 (UNAUDITED)
         Deferred tax assets:
           Net operating loss carryforward..............................        $  160,000           $   17,300
           Account receivable...........................................            93,700               47,500
           Deferred compensation........................................           134,100              168,300
           Other, net...................................................            43,500               36,000
                                                                               --------------------------------

         Total deferred tax assets......................................           431,300              269,100
                                                                               --------------------------------

         Deferred tax liabilities:
           Remaining cash to accrual conversion.........................          (870,700)            (435,400)
           Other, net...................................................            (6,600)             (16,000)
                                                                               --------------------------------

         Net deferred tax liabilities...................................          (877,300)            (451,400)
                                                                               --------------------------------

         Net deferred tax liability.....................................        $ (446,000)          $ (182,300)
                                                                                ===============================

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance is required at March 31, 2002 and September 30, 2002.

The reconciliation of income tax computed at the U.S. Federal statutory rate to income tax expense during the year ended March 31, 2002 and the six months ended September 30, 2002 and 2001 is as follows:

                                                        YEAR ENDED             SIX MONTHS ENDED SEPTEMBER 30,
                                                     --------------------------------------------------------
                                                      MARCH 31, 2002             2002                 2001
                                                     --------------------------------------------------------
                                                                                        (UNAUDITED)
         Tax at U.S. statutory rate................        34.00%                34.00%               34.00%
         State taxes, net of Federal benefit.......         5.88                  5.88                 5.88
         Nondeductible penalties...................         8.62                     -                 8.62
         Meals and entertainment...................         0.23                 (0.23)                0.23
         Other.....................................            -                 (1.65)                   -
         Current year benefit of release in
           valuation reserve.......................       (21.55)                    -               (48.73)
                                                     --------------------------------------------------------
         Effective income tax rate.................        27.18%                38.00%                   -%
                                                     ========================================================

Through March 31, 2001 the Company reported income to Federal and state taxing authorities utilizing the cash method of accounting. For the fiscal year ended March 31, 2002, the Company was required to change its method of tax accounting to the accrual basis, because it no longer met the requirements for cash basis reporting. One-half of the cumulative effect of the change to the accrual basis was recognized in the Company's tax reporting in the year ended March 31, 2002. The remaining $2,100,000 impact of the change will be recognized in taxable income in the year ended March 31, 2003.

At March 31, 2002 and September 30, 2002, the Company had Federal and state net operating loss carryforwards of approximately $407,000 and $42,000 (unaudited), respectively, which expire 2019 through 2020.

11. SUBSEQUENT EVENTS

On October 23, 2002, the Company and HCSS executed a Promissory Note and Loan Agreement (the Note) whereby HCSS promised to pay, over a period of twenty-six months, $4,300,000 owed to the Company. The Note provides for HCSS to make a balloon payment for the unpaid balance of the Note at maturity and the Company at its option, upon making a written request in accordance with the terms of the Note, to demand payment of any unpaid amounts prior to maturity. Beginning on the date of the Note, interest at 8% per annum accrues on the unpaid principal amount until it is paid in its entirety. The Note is collateralized by all tangible assets of HCSS and real property in Hauula, Hawaii.

On December 20, 2002, the consummation of the sale of substantially all of the assets and assumptions of certain liabilities of the Company occurred for approximately $9,500,000 of consideration plus an incentive earnout amount based on future earnings of the Company.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

            On December 20, 2002, Medical Staffing Networks, Inc. (MSN), our indirectly wholly-owned subsidiary, consummated the purchase of substantially all of the assets, and the assumption of certain liabilities of Travel Nurse International (TNI), which operates a healthcare staffing business. The unaudited pro forma condensed consolidated statement of operations for the year ended December 30, 2001 gives effect to each of the acquisition of TNI, the acquisitions of Clinical Resource Services, Inc. (Clinical Resource) and Health Search International, Inc. (HSI) which occurred on November 7, 2002, the acquisition of Excel Staffing Services, Inc. which occurred on June 10, 2001 and our initial public offering which was completed in April 2002. The unaudited pro forma condensed consolidated statement of operations for the year ended December 30, 2001 also gives effect to our recapitalization on October 26, 2001 that was accounted for as a leveraged recapitalization whereby the Company retained the historical cost basis of accounting, as if these events had occurred on January 1, 2001. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 29, 2002 gives effect to each of the acquisition of TNI, the acquisitions of Clinical Resource and HSI and the initial public offering, as if these events had occurred on December 31, 2001, the beginning of our fiscal year. The unaudited pro forma condensed consolidated balance sheet as of September 29, 2002 gives effect to each of the acquisition of TNI and the acquisitions of Clinical Resource and HSI as if they had been acquired on such date.

            The purchase price allocation to the assets acquired and liabilities assumed was based on a preliminary estimate in determining their respective fair values. Our management believes that the preliminary allocations set forth herein are reasonable and are subject to revisions upon completion of an independent valuation study.

            The pro forma financial information is not necessarily indicative of the actual results of operations or financial position that would have occurred had the acquisitions or the other transactions occurred on the assumed dates nor do they represent any indication of future performance. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and the related notes, as well as "Selected Consolidated Financial Data and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our initial public offering on Form S-1 filed in April 2002 and our unaudited condensed consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2002.

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 2001
                (in thousands, except share and per share data)




                                                                        Medical
                                                                       Staffing
                                     Medical                            Network
                                     Staffing                        Holdings, Inc. Historical (16)   Pro Forma
                                     Network          Pro Forma        Pro Forma    ---------------   Acquisition
                                  Holdings, Inc.     Adjustments      As Adjusted          TNI        Adjustments        Pro Forma
                                  --------------     ------------    -------------- ---------------   -----------      ------------

                                  C>

Revenues:
       Service revenues               $ 342,958 (14)  $  6,458 (1)
                                                        11,037 (12)
                                                         3,724 (13)       364,177          25,335                      $    389,512

       Management fees                                                          -           6,790        (6,790)(17)              -
                                  -------------       --------        -----------   -------------      --------        ------------
                                        342,958         21,219            364,177          32,125        (6,790)            389,512

Cost of services rendered               256,667 (14)     4,914 (1)
                                                         7,634 (12)
                                                         1,942 (13)       271,157          21,043                           292,200
Selling, general and
   administrative expenses (2)           47,415            375 (1)
                                                          (348)(7)
                                                         2,176 (12)
                                                         1,278 (13)        50,896           8,445        (5,640)(17)         53,701

Corporate general and
  administrative expenses                 6,428             25 (1)          6,453               -             -               6,453

Depreciation and amortization
  expenses                                5,871            303 (1)
                                                           100 (8)
                                                             1 (12)
                                                            50 (13)         6,325              40           163 (18)          6,528

Loss on early extinguishment              4,380 (15)         -              4,380               -             -               4,380
  of debt
Recapitalization expenses                 7,160              -              7,160               -             -               7,160
                                  -------------       --------        -----------   -------------      --------        ------------

Income from operations                   15,037          2,769             17,806           2,597        (1,313)             19,090

Interest expense, net                    14,312            352 (1)
                                                         6,225 (3)
                                                       (12,148)(4)
                                                        (1,243)(4)
                                                           683 (9)
                                                            71 (12)
                                                            24 (13)         8,276             919          (919)(19)
                                                                                                            476 (20)          8,752
                                  -------------       ------------    -----------   -------------      --------        ------------
Income before provision for
  income taxes                              725          8,805              9,530           1,678          (870)             10,338

Income tax expense                        2,031 (15)       196 (1)
                                                        (2,366)(5)
                                                         4,616 (5)
                                                           472 (5)
                                                           618 (10)
                                                          (170)(11)         5,397             456           232 (21)
                                                                                                           (357)(22)          5,728
                                  -------------       --------        -----------   -------------      --------        ------------

Net income (loss)                      $ (1,306)      $ 5,439             $ 4,133   $       1,222        $ (745)       $      4,610
                                  =============       ========        ===========   =============      ========        ============


Basic (loss) income per share           $ (0.49)(6)                        $ 0.14                                      $       0.15

Diluted (loss) income per share         $ (0.49)(6)                        $ 0.13                                      $       0.15

Weighted average common shares
   outstanding:

      Basic                           6,338,000                        29,916,875                                       29,916,875
      Diluted                         6,338,000                        31,368,875                                       31,368,875


 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 2001

(1) Represents the historical operating results of Excel Staffing Services, Inc. for the period from January 1, 2001 through June 10, 2001, except for depreciation and amortization expenses ($303,000) and interest expense ($352,000) from January 1, 2001 through the date of acquisition, which represent pro forma adjustments to reflect amortization of goodwill and intangibles and interest expense on the debt entered into to finance the acquisition.

(2)  Includes provision for doubtful accounts.

(3)  Reflects the following related to the October 2001 recapitalization:

     - Net incremental interest expense of approximately $5.2 million as a result of the advances of $105 million on the $120 million senior credit facility ($11.3 million) offset by a reduction of interest expense ($6.1 million) related to the assumed repayment of approximately $81.2 million of the revolving senior credit notes and the 12% subordinated promissory note. The interest rates in effect at December 30, 2001 were used to compute the pro forma incremental interest expense.

     - Increase in interest expense, net of $1.2 million related to the interest rate swap agreement used to hedge certain cash flows related to the $120 million senior credit facility. The fixed interest rate of the interest rate swap (4.34%) offset by the variable interest rate in effect at December 30, 2001 (1.799%) was used to compute the pro forma interest expense.

     - Net decrease in amortization expense of $200,000 related to debt issuance costs and the debt discount on the $81.2 million revolving senior credit facility ($760,000) and the net increase in amortization expense on the $120 million senior credit facility ($560,000).

(4) Reflects the following related to the use of proceeds from the initial public offering of approximately $156.3 million:

     - Reduction in interest expense of approximately $7.4 million related to the assumed repayment of $59.3 million of 12% senior unsecured notes entered into in the recapitalization.

     - Reduction in interest expense of approximately $4.7 million related to the assumed repayment of $76.7 million of the $120 million senior credit facility entered into in the recapitalization.

     - Reduction in interest expense by approximately $1.2 million related to the assumed repayment of $20.3 million of the $120 million senior credit facility entered into in the recapitalization, using proceeds from the underwriters' exercise of the over-allotment option. The over-allotment was exercised on April 17, 2002.

     The interest rates in effect at December 30, 2001 were used to compute the pro forma as adjusted interest expense.

(5) Reflects income tax expense utilizing combined federal and state statutory rates for the effect of the recapitalization of $2.4 million and initial public offering of $5.1 million.

(6) Income from continuing operations was reduced by $1.8 million of dividends accrued on the Series I Convertible Preferred Stock. As a result, all potential common stock equivalents are antidilutive.

(7) In connection with the Clinical Resource and HSI acquisitions, a management agreement that existed with the former stockholders was terminated and replaced with an employment agreement that consists of the same services to be provided. The management fee for the year ended December 31, 2001 was approximately $500,000.

(8) In connection with the Clinical Resource and HSI acquisitions, this amount reflects incremental amortization expense related to the non-compete agreement of $600,000 being amortized over 72 months.

(9) Reflects incremental interest expense associated with debt used to acquire Clinical Resource and HSI of approximately $13.9 million at an effective interest rate of 4.9%.

(10) Provision for income taxes for both Clinical Resource and HSI as if each company were a C-Corporation.

(11) In connection with the Clinical Resource and HSI acquisitions, this amount reflects income tax expense utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

(12) Represents the historical financial information for Clinical Resource for the year ended December 31, 2001.

(13) Represents the historical financial information for HSI for the year ended December 31, 2001.

(14) In accordance with the transition guidance included in EITF 01-14, the Company's adoption in June 2002, required the reclassification of financial statements for prior periods. The adoption of EITF 01-14 did not affect the Company's net income (loss) as the reclassification resulted in an increase in both revenues and cost of services rendered for the year ended December 30, 2001 of appoximately $4.6 million.

(15) Pursuant to the provisions of SFAS No. 145, which the Company elected to early adopt as of December 29, 2002, the Company was required to reclassify its extraordinary loss on early extinguishment of debt of approximately $2.7 million, net of tax benefit of approximately $1.6 million related to the October 2001 recapitalization transaction, into income from continuing operations for the year ended December 30, 2001.

(16) Pursuant to the Securities Exchange Act of 1934 Regulation S-X Rule 11-02, if the acquired entity's year end differs by less than 93 days from the registrant's year end, the income statements should be combined using their respective fiscal years. As such, the historical financial information for TNI is for the year ended March 31, 2002.

(17) In connection with the TNI acquisition, a management agreement that existed with a related party was terminated. The expense associated with the management fee revenue of approximately $6.8 million for the year ended March 31, 2002 was approximately $5.6 million.

(18) In connection with the TNI acquisition, this amount reflects incremental amortization expense related to the non-compete agreement of approximately $977,000 being amortized over 72 months.

(19) Reflects the elimination of interest expense recorded by TNI as no debt was acquired in asset purchase.

(20) Reflects incremental interest expense associated with debt used to acquire TNI of approximately $9.7 million at an effective interest rate of 4.9%.

(21) Incremental income tax provision for TNI as if it was a C-Corporation taxed at 41%.

(22) In connection with the TNI acquisition, this amount reflects income tax benefit utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002
                 (in thousands, except share and per share data)



                                                                        Medical
                                                                        Staffing
                                    Medical                             Network
                                    Staffing                         Holdings, Inc. Historical (12)      Pro Forma
                                    Network          Pro Forma         Pro Forma    ---------------     Acquisition
                                 Holdings, Inc.     Adjustments       As Adjusted         TNI           Adjustments       Pro Forma
                                ---------------   ---------------   --------------- ---------------   ---------------    -----------
Revenues:
   Service revenues              $   346,261         $    9,426 (10)
                                                          2,427 (11)   $   358,114    $   24,069                         $   382,183

   Management fees                                                             -           4,645         (4,645) (13)            -
                                 -----------         ----------        -----------    ----------     ----------          -----------
                                     346,261             11,853            358,114        28,714         (4,645)             382,183

Cost of services rendered            258,660              6,704 (10)
                                                          1,146 (11)       266,510        20,127                             286,637

Selling, general and
   administrative (8)                 48,926              (326)  (3)
                                                          1,961 (10)
                                                            830 (11)        51,391         5,970         (2,820) (13)         54,541


Corporate general
   and administrative                  5,420               -                 5,420           -              -                  5,420

Depreciation and amortization          3,112                 75  (4)
                                                              9 (10)
                                                             60 (11)         3,256            34            122 (14)           3,412
                                 -----------         ----------        -----------    ----------     ----------          -----------
Income from operations                30,143              1,394             31,537         2,583         (1,947)              32,173

Interest expense, net                  6,467             (4,149) (1)
                                                            512  (5)
                                                             14 (10)
                                                             14 (11)         2,858           912           (912)(15)
                                                                                                            357 (16)           3,215
                                 -----------         ----------        -----------    ----------     ----------          -----------
Income before provision
   for income taxes                   23,676              5,003             28,679         1,671         (1,392)              28,958

Income tax expense                     9,709              1,701  (2)
                                                            435  (6)
                                                           (102) (7)        11,743           470            215 (17)
                                                                                                           (571)(18)          11,857
                                 -----------         ----------        -----------    ----------     ----------          -----------
Net income                       $    13,967          $   2,969        $    16,936    $    1,201     $   (1,036)         $    17,101
                                 ===========         ==========        ===========    ==========     ==========          ===========



Basic income per share           $      0.60 (9)                       $      0.56                                       $      0.57

Diluted income per share         $      0.50 (9)                       $      0.54                                       $      0.55

Weighted average common
  shares outstanding:

   Basic                          18,199,429                            29,985,169                                        29,985,169
   Diluted                        27,766,225                            31,323,676                                        31,323,676



 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002


(1) Reflects the following related to the use of proceeds from the initial public offering of approximately $156.3 million:

     - Reduction in interest expense of approximately $2.2 million related to the assumed repayment of $59.3 million of 12% senior unsecured notes entered into in the recapitalization.

     - Reduction in interest expense of approximately $1.9 million related to the assumed repayment of $97.0 million of the $120 million senior credit facility entered into in the recapitalization.

     The interest rates in effect on April 17, 2002 were used to compute the pro forma as adjusted interest expense.

(2) Reflects income tax expense of $1.7 million utilizing combined federal and state statutory rates for the effect of the initial public offering.

(3) In connection with the Clinical Resource and HSI acquisitions, a management agreement that existed with the former stockholders was terminated and replaced with an employment agreement that consists of the same services to be provided. The management fee for the nine months ended September 30, 2002 was approximately $400,000.

(4) In connection with the Clinical Resource and HSI acquisitions, this amount reflects incremental amortization expense related to the non-compete agreement of $600,000 being amortized over 72 months.

(5) Reflects incremental interest expense associated with debt used to acquire Clinical Resource and HSI of approximately $13.9 million at an effective interest rate of 4.9%.

(6) Provision for income taxes for both Clinical Resource and HSI as if each company were a C-Corporation.

(7) In connection with the Clinical Resource and HSI acquisitions, this amount reflects income tax expense utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

(8)  Includes provision for doubtful accounts.

(9) Net income was reduced by $3.1 million of dividends accrued on the Series I Convertible Preferred Stock.

(10) Represents the historical financial information for Clinical Resource for the nine months ended September 30, 2002.

(11) Represents the historical financial information for HSI is for the nine months ended September 30, 2002.

(12) Represents the historical information for TNI is for the nine months ended September 30, 2002.

(13) In connection with the TNI acquisition, a management agreement that existed with a related party was terminated. The expense associated with the management fee revenue of approximately $4.6 million for the nine months ended September 30, 2002 was approximately $2.8 million.

(14) In connection with the TNI acquisition, this amount reflects incremental amortization expense related to the non-compete agreement of approximately $977,000 being amortized over 72 months.

(15) Reflects the elimination of interest expense recorded by TNI as no debt was acquired in asset purchase.

(16) Reflects incremental interest expense associated with debt used to acquire TNI of approximately $9.7 million at an effective interest rate of 4.9%.

(17) Incremental income tax provision for TNI as if it was a C-Corporation taxed at 41%.

(18) In connection with the TNI acquisition, this amount reflects income tax benefit utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 2002
                                 (in thousands)

                                                                          Medical
                                                                          Staffing
                                             Medical                      Network
                                            Staffing                    Holdings, Inc.  Historical(7)
                                             Network      Pro Forma       Pro Forma     -------------    Pro Forma
ASSETS                                    Holdings, Inc.  Adjustments     As Adjusted         TNI        Adjustments   Pro Forma
                                          -------------   -----------   --------------  -------------    -----------   ---------
Current assets:
     Cash                                    $   2,339     $      - (1)
                                                               (912)(3)
                                                                708 (5)
                                                                204 (6)   $   2,339      $     42       $   (42)(8)
                                                                                                              - (9)   $   2,339

     Accounts receivable, net                   85,350       (1,027)(3)
                                                              2,254 (5)
                                                                448 (6)      87,025         3,679        (3,036)(8)      87,668

     Unbilled receivables                            -            -               -           528          (528)(8)           -

     Due from Health Search                          -         (693)(3)
                                                                693 (5)           -             -             -               -

     Due from UltimIT Solutions Services,
      Inc.                                           -         (626)(3)
                                                                626 (6)           -             -             -               -

     Prepaid expenses                            2,167         (140)(3)
                                                                 97 (5)
                                                                 43 (6)       2,167           284          (284)(8)       2,167

     Other current assets                        1,623          (41)(3)
                                                                 26 (5)
                                                                 15 (6)       1,623           158          (158)(8)       1,623
                                             ---------     --------       ---------      --------       -------       ---------
         Total current assets                   91,479        1,675          93,154         4,691        (4,048)         93,797

     Furniture and equipment, net               11,129         (127)(3)
                                                                 20 (5)
                                                                128 (6)      11,150           122             -         11,272

     Goodwill and other intangible assets,
       net                                      93,568       11,937 (4)
                                                                600 (4)     106,105             -           977 (12)
                                                                                                          4,028 (12)   111,110

     Due from stockholder                            -            -               -           238          (238)(8)           -

     Due from affiliate                              -            -               -         5,040        (5,040)(8)           -

     Note receivable                                 -            -               -             -         4,000 (11)      4,000

     Other assets                                3,902           (9)(3)
                                                                  4 (5)
                                                                  5 (6)       3,902            56           (56)(8)       3,902
                                             ---------     --------       ---------      --------       -------       ---------
         Total assets                        $ 200,078     $ 14,233       $ 214,311      $ 10,147        $ (377)      $ 224,081
                                             =========     ========       =========      ========       =======       =========

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 2002
                                 (in thousands)

                                                                          Medical
                                                                          Staffing
                                             Medical                      Network
                                            Staffing                    Holdings, Inc.  Historical(7)
                                             Network      Pro Forma       Pro Forma     -------------    Pro Forma
ASSETS                                    Holdings, Inc.  Adjustments     As Adjusted         TNI        Adjustments   Pro Forma
                                          -------------   -----------   --------------  -------------    -----------   ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

     Accounts payable                        $   3,060     $     (8)(3)
                                                                  2 (5)
                                                                  6 (6)   $   3,060      $    479       $  (464)(8)   $   3,075

     Accrued payroll and related liabilities     8,989         (637)(3)
                                                                589 (5)
                                                                344 (6)       9,285         1,850        (1,803)(8)       9,332

     Accrued payroll taxes                           -            -               -         5,014        (5,014)(8)           -

     Other current liabilities                   3,157            -           3,157           254          (254)(8)       3,157

     Short term borrowings                           -            -               -         2,758        (2,758)(8)           -

     Line of credit                                  -         (626)(3)
                                                                330 (5)
                                                                296 (6)           -             -             -               -

     Notes payable - stockholders                    -         (436)(3)
                                                                436 (5)           -             -             -               -

     Due to Clinical Resource                        -         (693)(3)
                                                                693 (6)           -             -             -               -

     Due to Health-Pharm Management
       Corporation                                   -         (160)(3)
                                                                 60 (5)
                                                                100 (6)           -             -             -               -

     Due to UltimIT Solution Services, Inc.          -          (32)(3)
                                                                 32 (5)           -             -             -               -

     Deferred income tax liability                   -            -               -           182          (182)(8)           -

     Due to affiliate                                -            -               -             -             -               -

     Current portion of long-term debt           1,687            -           1,687             -             -           1,687

     Current portion of capital lease
      obligations                                  981            -             981             -             -             981
                                             ---------     --------       ---------      --------       -------       ---------
         Total current liabilities              17,874          296          18,170        10,537       (10,475)         18,232


     Long-term debt, net of current portion     40,313       13,937(1)(2)    54,250             -         9,708(9)(10)   63,958

     Capital lease obligations, net of
      current  portion                           1,383            -           1,383             -             -           1,383

     Other long-term obligations                 3,476            -           3,476             -             - (8)       3,476
                                             ---------     --------       ---------      --------       -------       ---------
         Total liabilities                      63,046       14,233          77,279        10,537          (767)         87,049


Stockholders' equity:
     Common stock                                  301           (3)(3)
                                                                  2 (5)
                                                                  1 (6)         301            81           (81)(8)         301

     Treasury stock, at cost                         -            -               -           (75)           75(8)            -

     Promissory notes due for purchases
      of common stock                           (4,551)            -          (4,551)            -             -          (4,551)

     Additional paid in capital                283,703             -         283,703             -             -         283,703

     Accumulated other comprehensive income       (118)            -            (118)            -             -            (118)

     Retained (deficit) earnings              (142,303)      (2,380)(3)
                                                              2,351 (5)
                                                                 29 (6)    (142,303)         (396)          396(8)     (142,303)
                                             ---------     --------       ---------      --------       -------       ---------
Total common stockholders' equity              137,032            -         137,032          (390)          390         137,032
                                             ---------     --------       ---------      --------       -------       ---------
Total liabilities and common stockholders'
  equity                                     $ 200,078     $ 14,233       $ 214,311      $ 10,147       $  (377)      $ 224,081
                                             =========     ========       =========      ========       =======       =========

             NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                  BALANCE SHEET
                            AS OF SEPTEMBER 29, 2002


(1) In connection with the Clinical Resource and HSI acquisitions, changes in cash are due to (in thousands):

     Total estimated cash consideration to Clinical Resource and HSI stockholders.....           $(13,756)
     Estimated transaction costs......................................................               (181)
     Proceeds from borrowing under revolving line of credit...........................             13,937
                                                                                                 ---------
     Net change in cash ..............................................................           $      -
                                                                                                 =========


     Total transaction costs are estimated to be $181,000, which includes legal fees, consulting fees and accounting fees.

(2) In connection with the Clinical Resource and HSI acquisitions, total cash consideration and estimated transaction costs of $13.9 million were financed by the revolving line of credit.

(3) Reflects the elimination of account balances of Clinical Resource and HSI not acquired.

(4) Represents the allocation of the purchase price in excess of the fair value of the net assets acquired from Clinical Resource and HSI to goodwill of $11.9 million and the estimated fair value of covenant not to compete of $600,000.

     A summary of the allocation of purchase price is as follows (in thousands):

     Accounts receivable................................................................            $  1,675
     Furniture and equipment............................................................                  21
     Covenant not to compete............................................................                 600
     Goodwill...........................................................................              11,937
     Current liabilities................................................................                (296)
                                                                                                     -------
     Net assets acquired................................................................            $ 13,937
                                                                                                     =======

     The purchase price allocation to the assets acquired and liabilities assumed was based on a preliminary estimate in determining their respective fair values. Our management believes that the preliminary allocations set forth herein are reasonable and are subject to revisions upon completion of an independent valuation study.

(5) Represents the financial information for Clinical Resource as of September 30, 2002.

(6)  Represents the financial information for HSI as of September 30, 2002.

(7)  Represents the financial information for TNI as of September 30, 2002.

(8)  Reflects the elimination of account balances of TNI not acquired.

(9) In connection with the TNI acquisition, changes in cash are due to (in thousands):

     Total estimated cash consideration to TNI stockholders...............................        $   (9,500)
     Estimated transaction costs..........................................................              (208)
     Proceeds from borrowing under revolving line of credit...............................             9,708
                                                                                                  ----------
     Net change in cash...................................................................        $        -
                                                                                                  ==========

     Total transaction costs are estimated to be $208,000, which includes legal fees, consulting fees and accounting fees.

(10) Total cash consideration and estimated transaction costs of $9.7 million were financed by the revolving line of credit.

(11) In connection with the TNI acquisition, TNI received $4.0 million which has been reflected as a note receivable to the Company. The note is payable over 2 years and accrues interest at 6% per annum.

(12) Represents the allocation of the purchase price in excess of the fair value of the net assets acquired from TNI to goodwill of $4.0 million and the estimated fair value of the covenant not to compete of $1.0 million. A summary of the allocation of purchase price is as follows (in thousands):

     Accounts receivable................................................................          $      643
     Furniture and equipment............................................................                 122
     Note receivable....................................................................               4,000
     Covenant not to compete............................................................                 977
     Goodwill...........................................................................               4,028
     Current liabilities................................................................                 (62)
                                                                                                  ----------
     Net assets acquired................................................................          $    9,708
                                                                                                  ==========

     The purchase price allocation to the assets acquired and liabilities assumed was based on a preliminary estimate in determining their respective fair values. Our management believes that the preliminary allocations set forth herein are reasonable and are subject to revisions upon completion of an independent valuation study.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MEDICAL STAFFING NETWORK HOLDINGS, INC.


Date:  March 7, 2003                  By:  /s/ KEVIN S. LITTLE
                                         ---------------------------------------
                                           Kevin S. Little
                                           Chief Financial Officer

                                      Signing on behalf of the registrant and as principal financial and accounting officer